Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-133995) pertaining to securities offered under the employee stock option plans of Scopus Video Networks Ltd. of our report dated February 8, 2007 relating to the consolidated financial statements of Scopus Video Networks Ltd., which appear in Scopus Video Networks Ltd.‘s Annual Report on Form 20-F for the year ended December 31, 2006. We also consent to the incorporation by reference of our report dated February 8, 2007, relating to the financial statement schedule, which appears in such Annual Report on Form 20-F.

Tel-Aviv, Israel April 12, 2007	/s/ Brightman Almagor & Co. —————————————— Brightman Almagor & Co. Certified Public Accountants A member firm of Deloitte Touche Tohmatsu